Exhibit G

Execution Version

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of September 1, 2020 (this “Limited Guarantee”), by Silver Trillion Investments Limited (the “Guarantor”), in favor of Fuling Global Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Guaranteed Party”).  Capitalized terms used but not defined in this Limited Guarantee shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

1.           GUARANTEE.

(a)            To induce the Guaranteed Party to enter into that certain agreement and plan of merger, dated as of the date hereof (as may be revised, amended, restated and supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among the Guaranteed Party, Fuling ParentCo Inc., an exempted company incorporated with limited liability under the Laws of the Cayman Islands (“Parent”) and Fuling MergerCo Inc., an exempted company incorporated with limited liability under the Laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub,” and together with Parent, the “Parent Parties”), pursuant to which, among other things, Merger Sub will be merged with and into the Guaranteed Party, the Guarantor, intending to be legally bound, hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party the due and punctual payment and discharge as and when due of the payment obligations of the Parent Parties with respect to (i) the payment of the Parent Termination Fee pursuant to Section 9.2 of the Merger Agreement (subject to the limitations set forth in the Merger Agreement), and (ii) the indemnification and reimbursement of all costs and expenses incurred in connection with any arbitration, litigation, action or other proceeding (each, an “Action”) to collect the unpaid Parent Termination Fee together with interest thereon on such unpaid amounts under Section 9.2(d) of the Merger Agreement ((i) and (ii) collectively, the “Obligations”); provided that, notwithstanding anything to the contrary contained in this Limited Guarantee, subject to paragraph 1(c) below, in no event shall the Guarantor’s aggregate liability under this Limited Guarantee exceed US$850,000.00 (the “Maximum Amount”). The parties agree that this Limited Guarantee may not be enforced without giving effect to the proviso to the immediately preceding sentence, including the Maximum Amount and the terms under Section 9 of this Limited Guarantee, and that the Guaranteed Party will not seek to enforce this Limited Guarantee for an amount in excess of the Maximum Amount.  The Guarantor shall not have any obligations or liability to any person relating to, arising out of or in connection with this Limited Guarantee other than as expressly set forth herein. Unless otherwise requested by the Guaranteed Party, all payments hereunder shall be made in lawful money of the United States, in immediately available funds. The Guarantor acknowledges that the Guaranteed Party entered into the transactions contemplated by the Merger Agreement in reliance on this Limited Guarantee.

(b)            All payments made by the Guarantor pursuant to this Limited Guarantee shall be free and clear of any deduction, set-off, defense, claim or counterclaim of any kind. Subject to the terms and conditions of this Limited Guarantee, if Parent Parties fail to pay the Obligations as and when due, then all of the Guarantor’s liabilities to the Guaranteed Party hereunder in respect of the Obligations shall become immediately due and payable and the Guaranteed Party may, at the Guaranteed Party’s option and so long as Parent Parties remain in breach of the Obligations, take any and all actions available hereunder or under applicable Law to collect the Obligations from the Guarantor, regardless of whether any Action is brought against the Parent Parties, or whether the Parent Parties are joined in any Action or Actions.

(c)            The Guarantor agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder and, notwithstanding anything to the contrary herein, such amounts will, if paid, be in addition to the Obligations and not included within a determination of the Maximum Amount, including without limitation in the event (i) the Guarantor asserts in any Action that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such Action, or (ii) the Guarantor fails or refuses to make any payment to the Guaranteed Party hereunder when due and payable and it is determined judicially or by arbitration that the Guarantor is required to make such payment hereunder, which amounts will be in addition to the Obligations.

(d)            The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Limited Guarantee were not performed in accordance with its specific terms or were otherwise breached and further agree that the Guaranteed Party shall be entitled to an injunction, specific performance and other equitable relief against the Guarantor to prevent breaches of this Limited Guarantee and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such order or injunction. The Guarantor further agrees not to oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (i) the Guaranteed Party has an adequate remedy at law or (ii) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or in equity.

2.            NATURE OF GUARANTEE.  The Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment, or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub.  Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment from the Guarantor to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder as if such payment had not been made.  This is an unconditional guarantee of payment and performance not of collectability.  The Guarantor reserves the right to assert as a defense to such payment by the Guarantor under the Limited Guarantee any rights, remedies and defenses that Parent or Merger Sub may have with respect to payment of any Obligations under the Merger Agreement, other than defenses arising from the bankruptcy or insolvency of Parent or Merger Sub and other defenses expressly waived herein.  This Limited Guarantee is a primary and original obligation of the Guarantor and is not merely the creation of a surety relationship, and the Guaranteed Party shall not be required to proceed against Parent or Merger Sub first before proceeding against the Guarantor.

3.            CHANGES IN OBLIGATIONS; CERTAIN WAIVERS.

(a)             The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent from the Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent or Merger Sub, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent, Merger Sub, or such other person without in any way impairing or affecting the Guarantor’s obligations (including the Obligations) under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee.  The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub, or any other person interested in the transactions contemplated by the Merger Agreement; (ii) any change in the corporate existence, structure or ownership of Parent, Merger Sub, or any other person interested in the transactions contemplated by the Merger Agreement; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other person interested in the transactions contemplated by the Merger Agreement; (iv) except as expressly provided herein, the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise; (v) any change in the time, place or manner of payment of any of the Obligations, or any recession, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any other agreement evidencing, securing or otherwise executed in connection with any portion of the Obligations (in each case, except in the event of any amendment, executed in writing by the Guaranteed Party, to the circumstances under which the Obligations are payable); (vi) any addition, substitution, legal or equitable discharge or release (in the case of a discharge or release, other than a discharge or release of the Guarantor with respect to the Obligations as a result of payment in full of the Obligations in accordance with their terms, a full discharge or release of Parent Parties with respect to the Obligations under the Merger Agreement, or as a result of valid defenses to the payment of the Obligations that would be available to Parent Parties under the Merger Agreement) of any person now or hereafter liable with respect to any portion of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (vii) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Obligations; (viii) any other act or omission that may in any manner or to any extent vary the risk of or to the Guarantor or otherwise operate as a discharge or release of the Guarantor as a matter of law or equity (other than a discharge or release of the Guarantor with respect to the Obligations as a result of payment in full of the Obligations in accordance with their terms, a full discharge or release of Parent Parties with respect to the Obligations under the Merger Agreement, or as a result of valid defenses to the payment of the Obligations that would be available to Parent Parties under the Merger Agreement); or (ix)  the value, genuineness, validity, illegality or enforceability of the Merger Agreement. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party.

(b)            The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Obligations and all other notices of any kind (other than notices expressly required to be provided to Parent Parties pursuant to the Merger Agreement), all defenses that may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshaling of assets of any person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than defenses to the payment of the Obligations (x) that are available to Parent or Merger Sub under the Merger Agreement, or (y) in respect of a breach by the Guaranteed Party of Section 8 hereof), including any event, condition or circumstance that might be construed to constitute an equitable or legal discharge of Guarantor’s obligations hereunder.  The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(c)            The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its respective affiliates not to institute, any proceeding asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms. The Guarantor hereby unconditionally and irrevocably waives and agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Limited Guarantee shall have been paid in full in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Obligations and all other amounts payable under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Limited Guarantee, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable under this Limited Guarantee thereafter arising.

(d)            The Guaranteed Party hereby agrees that, other than any discharge or release arising from the bankruptcy or insolvency of the Parent Parties and other defenses expressly waived hereby, to the extent Parent or Merger Sub is relieved of all or any portion of its payment obligations under the Merger Agreement, the Guarantor shall be similarly relieved of its corresponding obligations under this Limited Guarantee.

4.            NO WAIVER; CUMULATIVE RIGHTS.  No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder or under the Merger Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.  Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.  The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against Parent or Merger Sub or any other persons now or hereafter liable for any Obligations or interested in the transactions contemplated by the Merger Agreement prior to proceeding against the Guarantor, and the failure by the Guaranteed Party to pursue rights or remedies against Parent or Merger Sub shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights, remedies, whether express, implied or available as a matter of law, of the Guaranteed Party.

5.            REPRESENTATIONS AND WARRANTIES.  The Guarantor hereby represents and warrants to the Guaranteed Party that:

(a) (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed and has all requisite power and authority to execute, deliver and perform this Limited Guarantee and (ii) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action on the Guarantor's part;

(b)            the execution, delivery and performance of this Limited Guarantee do not conflict with, violate or contravene any Law or contractual restriction binding on the Guarantor or its property or assets;

(c)            all consents, approvals, authorizations and permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or regulatory body is required from the Guarantor in connection with the execution, delivery or performance of this Limited Guarantee;

(d)            this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(e)            (i) the Guarantor is solvent and shall not be rendered insolvent as a result of its execution and delivery of this Limited Guarantee or the performance of its obligations hereunder, (ii) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and (iii) all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6.             NO ASSIGNMENT.  No party hereto may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of each other party hereto; provided, however, that the Guarantor may assign all or a portion of its obligations hereunder, with prior written notice to the Guaranteed Party accompanied by a guarantee in the form identical to this Limited Guarantee duly executed and delivered by the assignee, to an Affiliate of the Guarantor; provided, further, that no such assignment shall relieve the Guarantor of any liability or obligations hereunder except to the extent actually performed or satisfied by the assignee.

7.             NOTICES.  All notices, requests and other communications to any party hereunder shall be given in the manner specified in the Merger Agreement (and shall be deemed given as specified therein) as follows:

if to the Guarantor, to:

Silver Trillion Investments Limited

c/o Southeast Industrial Zone, Songmen Town

Wenling, Zhejiang Province,

People’s Republic of China, 317511

Attention: Ms. Guilan Jiang

All notices to the Guaranteed Party hereunder shall be given as set forth in the Merger Agreement.

8.            TERMINATION; CONTINUING GUARANTEE.  Subject to the last sentence of Section 3, this Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the earlier of (a) the Closing of the Merger under the Merger Agreement, (b) in the case of a termination of the Merger Agreement in a circumstance which does not result in any obligation on the part of Parent and/or Merger Sub to make any payment or performance of any Obligations and no Obligation is payable at the time of such termination, upon such termination, (c) all amounts payable under this Limited Guarantee have been paid in full, and (d) in the case of a termination of the Merger Agreement in a circumstance which results in any obligation on the part of Parent and/or Merger Sub to make any payments or performance of any Obligations or there is otherwise any outstanding Obligation at the time of such termination, the date falling 120 days after such termination (unless, in this case of this sub-clause (d) only, the Guaranteed Party has presented or previously made a written claim by such date, in which case this Limited Guarantee shall terminate upon the date that such claim is finally resolved and payment in full of any amounts required to be paid in respect of such final resolution).  Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its controlled Affiliates asserts in any litigation or other proceeding that any provisions of this Limited Guarantee limiting the Guarantor’s liability to the Maximum Amount are illegal, invalid or unenforceable in whole or in part or that the Guarantor is liable in excess of or to a greater extent than the Maximum Amount, or asserts any theory of liability against any Non-Recourse Party or, other than the Retained Claims (each as defined below), then (x) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (y) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments and (z) neither the Guarantor nor any Non-Recourse Party shall have any liability to the Guaranteed Party with respect to the Merger Agreement and the transactions contemplated thereby or under this Limited Guarantee. If any payment or payments of the Obligations made by Parent or Merger Sub or any part thereof, are subsequently required to be repaid to a trustee, receiver or any other person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the Obligations or part thereof with respect to the Guarantor hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments of the Obligations required to be repaid had not been made.

9.            NO RECOURSE.

(a)            The Guaranteed Party acknowledges and agrees that none of Parent or Merger Sub has any assets other than their respective rights under the Merger Agreement and the agreements contemplated thereby, and that no funds are expected to be contributed to Parent or Merger Sub unless and until the Effective Time.  Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that, in the absence of fraud, no person (other than the Guarantor and any of its permitted assignees) has any obligations under this Limited Guarantee and that the Guaranteed Party has no right of recovery under this Limited Guarantee, or any claim based on such obligations against, and no personal liability shall attach to any Related Person (as defined below) of any of the Guarantor, Merger Sub or Parent (each of the foregoing, excluding Parent, Merger Sub and any such person that constitutes a Guarantor hereunder, a “Non-Recourse Party” and collectively, the “Non-Recourse Parties”), through Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate (or limited partnership or limited liability company) veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except in connection with or in any manner related to (i) Parent’s and/or Merger Sub’s obligation to make a cash payment to the Guaranteed Party under and pursuant to the terms of the Merger Agreement and, without duplication, the Guarantor’s obligation to make a cash payment to the Guaranteed Party under and pursuant to the terms of this Limited Guarantee (subject to the Maximum Amount), (ii)  Parent’s and/or Merger Sub’s obligation to cause the equity financing to be funded when and if the Guaranteed Party seeks specific performance of such obligation pursuant to, in accordance with, and subject to the limitations set forth in the Merger Agreement, (iii) the Rollover Shareholders’ (as such term is defined under the Support Agreement) obligations under the Support Agreement, and Parent’s obligations to enforce its rights thereunder, and (iv) the Guarantor’s obligation to specifically perform its obligation to make an equity contribution to Parent pursuant to the Equity Commitment Letter, when and if the conditions thereto have been satisfied and Parent or the Company seeks specific performance of such obligation pursuant to, in accordance with, and subject to the limitations set forth in the Equity Commitment Letter and the Merger Agreement (the claims described in the foregoing clauses (i) through (iv), collectively, the “Retained Claims”), provided that in the event the Guarantor (x) consolidates with or merges with any other person and is not the continuing or surviving entity of such consolidation or merger or (y) transfers or conveys all or a substantial portion of its properties and other assets to any person such that the aggregate sum of the Guarantor’s remaining net assets is less than an amount equal to its payment obligations hereunder as of the time of such transfer, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable Law, against such continuing or surviving entity or such person, as the case may be, but only if the Guarantor fails to satisfy its payment obligations hereunder and only to the extent of the liability of the Guarantor hereunder.

(b)           The Retained Claims shall be the sole and exclusive remedy of the Guaranteed Party and all of its Related Persons against the Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with the Merger Agreement, the Support Agreement, the Equity Financing, or the transactions contemplated thereby.  Nothing set forth in this Limited Guarantee shall affect or be construed to affect any liability of Parent or Merger Sub to the Guaranteed Party under the Merger Agreement or otherwise give or shall be construed to give to any person other than the Guaranteed Party any rights or remedies against any person, except as expressly set forth in this Limited Guarantee.

(c)            For the purposes of this Limited Guarantee, the term “Related Person” shall mean any former, current or future director, officer, agent, employee, general or limited partner, manager, member, stockholder or Affiliate of a person or any former, current or future director, officer, agent, employee, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, but shall not include Parent, Merger Sub or any of their controlled Affiliates.

10.           AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Guaranteed Party, or in the case of waiver, by the party against whom the waiver is to be effective.  No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.           ENTIRE AGREEMENT. This Limited Guarantee, the Merger Agreement, the Support Agreement, and the Equity Commitment Letter, constitute the entire agreement with respect to the subject matter hereof and supersedes all prior discussions, negotiations, proposals, agreements and undertakings, both written and oral, among Parent, Merger Sub and the Guarantor, or any of their respective Affiliates, on the one hand, and the Guaranteed Party of any of its Affiliates, on the other hand.

12.           GOVERNING LAW; SUBMISSION TO JURISDICTION.  This Limited Guarantee shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof.  Subject to the last sentence of this Section 12, any Action arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) shall be finally settled by arbitration.  The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the HKIAC in accordance with the HKIAC Rules.  The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules.  Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.  Subject to the agreement of the tribunal, any Action(s) which arise subsequent to the commencement of arbitration of any existing Action(s), shall be resolved by the tribunal already appointed to hear the existing Action(s).  The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered.  Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.  For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

13.           NO THIRD PARTY BENEFICIARIES.   This Limited Guarantee shall be binding upon and insure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, or shall, confer upon any other Person other than the parties hereto any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein.

14.           COUNTERPARTS.  This Limited Guarantee may be signed in any number of counterparts and may be executed and delivered by facsimile or email pdf format, and each counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

15.           SEVERABILITY.  If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; provided, however, that this Limited Guarantee may not be enforced against the Guarantor without giving effect to the Maximum Amount or the provisions set forth in Sections 3(a), 8 and 9 hereof. No party hereto shall assert, and each party shall cause its respective Affiliates not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable.  Upon a determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

16.           HEADINGS.  Headings are used for reference purposes only and do not affect the meaning or interpretation of this Limited Guarantee.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above.

Silver Trillion Investments Limited

By:	/s/ Guilan Jiang
Name: Guilan Jiang
Title: Director

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

Fuling Global Inc.

By:	/s/ Hong He
Name: Hong (Simon) He
Title: Director

[Signature Page to Limited Guarantee]